Exhibit 10.13

RSU Certificate

Granted under the CBS Outdoor Americas Inc. Omnibus Stock Incentive Plan

NAME:
NUMBER OF
RESTRICTED
SHARE UNITS:
DATE OF GRANT:

This certifies that CBS Outdoor Americas Inc., a Maryland corporation (the “Company”), has granted to the Director named above (the “Director”), on the date (the “Date of Grant”) indicated above, the number of restricted share units (the “RSUs”) indicated above, under the Company’s Omnibus Stock Incentive Plan, as amended from time to time (the “Plan”), all on the Terms and Conditions attached hereto.

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If there is a discrepancy between the CBS Outdoor Americas Stock Plans webpage and the official records maintained by the office of the Senior Vice President, Human Resources, the official records will prevail.

CBS OUTDOOR AMERICAS INC.
Terms and Conditions to the Restricted Share Unit Certificate

Granted under the CBS Outdoor Americas Inc. Omnibus Stock Incentive Plan

1.    Grant of Restricted Share Units. On [ ] (the “Date of Grant”), CBS Outdoor Americas Inc., a Maryland corporation (the “Company”), hereby granted to the Director named on the attached RSU certificate (the “Director”), a grant of [ ] Restricted Share Units (the “RSUs”) under the CBS Outdoor Americas Inc. Omnibus Stock Incentive Plan, as amended from time to time (the “Plan”). The RSUs have been awarded to the Director subject to the terms and conditions contained in (A) the certificate for the [ ] grant of RSUs attached hereto (the “RSU Certificate”), (B) the terms and conditions contained herein and (C) the Plan, the terms of which are hereby incorporated by reference (the items listed in (A), (B) and (C), collectively, the “Terms and Conditions”). A copy of the Plan has been or will be made available to the Director on-line at Morgan Stanley’s website. Capitalized terms that are not otherwise defined herein have the meanings assigned to them in the RSU Certificate or the Plan.

2.    General. The number of RSUs has been determined by dividing $[ ] by the Fair Market Value of a share of the Company’s Common Stock on the Date of Grant (or, if the Date of Grant is not a trading day, then on the last trading day immediately preceding the Date of Grant), with each fractional RSU rounded to the nearest whole RSU.

3.    Vesting; Termination of Service.

(a)	Vesting. The RSUs shall vest on the first anniversary of the Date of Grant, provided that the Director is continuously providing Services from the Date of Grant through such anniversary.

(b)	Termination of Service. If the Director’s Service should terminate for any reason, the Director shall forfeit all unvested RSUs as of the date of such event.

4.    Settlement of RSUs. On the date on which the RSUs vest, the RSUs will be payable in shares of Common Stock and will be evidenced in such manner as the Board in its discretion shall deem appropriate, including, without limitation, book-entry registration, unless determined otherwise. The Company will settle vested RSUs by delivering the corresponding number of shares of Common Stock to the Director’s equity compensation account maintained with Morgan Stanley (or its successor as service provider to the Company’s equity compensation plans). Following settlement, which will be within ten (10) business days after the date on which the RSUs vest, the Director may direct Morgan Stanley (or its successor) to sell some or all of such shares, may leave such shares in such equity compensation account or may transfer them to an account that the Director maintains with a bank or broker, subject to any applicable trading restrictions.

5.    Dividend Equivalents. Dividend Equivalents shall accrue on the RSUs until the RSUs are vested and settled. Dividend Equivalents will be subject to the same vesting and forfeiture conditions as the underlying RSUs on which the Dividend Equivalents were accrued. The Company shall maintain a bookkeeping record that credits the dollar amount of the Dividend Equivalents to the Director’s account on the date that it pays such regular cash dividends on shares of Common Stock. At the time when the RSUs underlying Dividend Equivalents vests, accrued Dividend Equivalents that have been credited to the Director’s account with respect to such corresponding RSUs shall be settled in shares of Common Stock determined by dividing (i) the aggregate amount credited in respect of such Dividend Equivalents by (ii) the Fair Market Value of a share of the Common Stock on the vest date in a manner consistent with Section 4; provided, however, that if a dividend payment date occurs between the time during which RSUs have vested but not yet been settled, the Dividend Equivalents payable with respect to such vested RSUs shall be paid in cash as soon as practicable following the dividend payment date, but in no event later than March 15th of the calendar year following the calendar year in which the RSUs vest. Any fractional shares shall be paid in cash. Payment of Dividend Equivalents that have been credited to the Director’s account will not be made with respect to any RSUs that do not vest and are cancelled. Dividend Equivalents will not be credited with any interest or other return between the date they accrue and the date they are paid to the Director.
6.    Effect of Certain Corporate Changes. Notwithstanding anything to the contrary herein, the RSUs shall be subject to the adjustment provisions set forth in Article VIII of the Plan.

7.    Miscellaneous.

(a)    Stockholder Rights. The grant of RSUs shall not entitle the Director or the Director’s estate, any permitted transferee or beneficiary to any rights of a holder of shares of Common Stock, prior to the time that the Director, the Director’s estate, any permitted transferee or beneficiary is registered on the books and records of the Company as a stockholder with respect to the shares of Common Stock underlying the RSUs (or, where the shares are permitted to be held in “street” name by a broker designated by the Director or the Director’s estate, permitted transferee or beneficiary, until such broker has been so registered).

(b)    No Right to Re-election. Nothing in the Terms and Conditions shall be deemed to create any obligation on the part of the Board to nominate any of its members for re-election by the Company’s stockholders, nor confer upon the Director the right to remain a member of the Board for any period of time, or at any particular rate of compensation.

(c)    Section 409A. The intent of the Company is that the payment of RSUs under these Terms and Conditions not contravene Section 409A of the Code and, accordingly, to the maximum extent permitted, these Terms and Conditions shall be interpreted to be in compliance therewith. In no event shall the Company or any of its Subsidiaries be liable for any tax, interest or penalties that may be imposed on the Director with respect to Section 409A of the Code.

(d)    Governing Law. These Terms and Conditions and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Maryland. For purposes of litigating any dispute that arises under this RSU grant or these Terms and Conditions, the parties hereby submit and consent to the jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts of New York, New York, or the federal courts for the United States for the Southern District of New York, where this grant is made and/or to be performed.

(e)    Interpretation. In the event of any conflict between the provisions of the Certificate (including the definitions set forth herein) and those of the Plan, the provisions of the Plan will control.

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The Director will be deemed to have agreed to these Terms and Conditions, unless he or she provides the Company with a written notice of rejection within 30 days of receipt of these Terms and Conditions. Any such notice may be addressed to the Company at the following email address: CBSOutdoorStockAdministrator@cbsoutdoor.com.

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